FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity California Municipal Trust

Fund	Fidelity California Short-Intermediate Tax-Free Bond Fund
Trade Date	9/13/12
Settle Date	9/25/12
Security Name	CA PUB WKS SER D 4% 09/01/23
CUSIP	1306855D8
Price	108.802
Transaction Value	$1,088,020
Class Size	$86,495,000
% of Offering	1.156%
Underwriter Purchased From	BofA Merrill Lynch
Underwriting Members: (1)	BofA Merrill Lynch
Underwriting Members: (2)	Prager & Co., LLC
Underwriting Members: (3)	BNY Mellon Capital Markets, LLC.
Underwriting Members: (4)	City National Securities, Inc.
Underwriting Members: (5)	Edward D. Jones & Co. LP
Underwriting Members: (6)	Fidelity Capital Markets
Underwriting Members: (7)	Great Pacific Securities
Underwriting Members: (8)	J.P. Morgan
Underwriting Members: (9)	Loop Capital Markets
Underwriting Members: (10)	O'Connor & Company Securities
Underwriting Members: (11)	RH Investment Corporation
Underwriting Members: (12)	Roberts & Ryan Investments Inc.
Underwriting Members: (13)	Seattle-Northwest Securities Corp.